EXHIBIT 99

FOR:	FOG CUTTER CAPITAL GROUP INC.

CONTACT:	Fog Cutter Capital Group Inc.
	(503) 721-6500	Andrew A. Wiederhorn, Chairman and CEO
	(503) 721-6500	R. Scott Stevenson, Chief Financial Officer

For Immediate Release

FOG CUTTER CAPITAL GROUP INC. REPORTS THIRD QUARTER 2007 OPERATING RESULTS

PORTLAND, Ore. — November 13, 2007 – Fog Cutter Capital Group Inc. (OTCBB: FCCG.OB) reported net income of $0.1 million or $0.01 per share for the three months ended September 30, 2007, compared to a net loss of $0.9 million or $0.11 per share for the third quarter of 2006. The company reported a net loss of $7.0 million or $1.19 per share for the nine months ended September 30, 2007, compared to a net loss of $3.5 million for the same period in 2006. Approximately $3.5 million of the loss for the year-to-date 2007 period came from the Company’s Fatburger restaurant chain, which is currently in the process of national and international expansion.

The Company’s year-to-date results include a gain of $2.5 million from the sale of its mortgage brokerage unit, George Elkins Mortgage Banking Company. A Fog Cutter subsidiary owned 51% of George Elkins and, together with Elkins’ management, sold the entire commercial mortgage brokerage operation to a division of MuniMae for $10.4 million. The sale of George Elkins was in line with Fog Cutter’s strategy to divest its non-core subsidiaries and concentrate its focus on the Fatburger restaurant operation. The year-to-date results also include the recognition of an income tax benefit of $4.4 million relating to net operating loss carryforwards that had been utilized on prior year income tax returns.

The Company currently conducts its operations in four business segments: (1) restaurant operations through its Fatburger subsidiary; (2) manufacturing activities conducted through its DAC International subsidiary; (3) real estate operations; and (4) software development and sales conducted through its Centrisoft Corporation subsidiary. The following summarizes the general activities in the Company’s areas of interest:

Restaurant Operations

Fatburger, “The Last Great Hamburger Stand”®, opened its first restaurant in Los Angeles in 1952. At September 30, 2007, there were 90 Fatburger restaurants located in 14 states, Canada and the Company’s first store in China. On October 10, 2007, Fatburger opened another restaurant in Las Vegas, its 13th location in that city, and 91st location overall. The restaurants specialize in fresh, made to order hamburgers and other specialty sandwiches. French fries, homemade onion rings, hand-scooped ice cream shakes and soft drinks round out the menu.

During the third quarter, the Company opened its first Fatburger restaurant in China, located in the Venetian® Macao-Resort-Hotel. Fatburger was joined in this venture by Grammy winning artist and producer Pharrell Williams, who has partnered with Fatburger to open the first 10 locations in China. Fatburger plans to open approximately 25 company-owned locations in China by the end of 2010 including locations in Hong Kong, Macao, Shenzhen, Beijing and Shanghai.

Fatburger plans to open additional restaurants throughout the United States, Canada and China through a combination of company owned restaurants and franchised locations. Franchisees currently own and operate 52 of the Fatburger locations and the company has agreements for approximately 242 new franchise locations in the United States and Canada.

For the nine months ended September 30, 2007, company-owned restaurant sales increased 7.3% to $22.0 million. The operating margin as a percentage of sales for company-owned stores was 36.2% in the first nine months of 2007, down from 39.6% for the same period in 2006. An increase in labor cost accounted for most of the change in the operating margin.

System-wide sales increased 0.2% to $49.6 million during the first nine months of 2007, primarily as the result of the addition of new restaurant locations.

Manufacturing Operations

The Company conducts manufacturing activities through DAC International. DAC is a supplier of computer controlled lathes and milling machinery for the production of eyeglass, contact, and intraocular lenses. In the nine months ended September 30, 2007, DAC had sales revenues of $7.8 million and earned approximately $0.8 million in net income.

Real Estate Operations

The Company invests directly and indirectly in real estate, both in the United States and Europe. During the first nine months of 2007, the Company lost $1.8 million from its real estate operations, including $2.9 million in impairment reserves on property in Barcelona, Spain, partially offset by the recognition of approximately $0.7 million in income from forfeited deposits. The Company’s major holdings in real estate as of September 30, 2007 are as follows:

•                  Freestanding Retail Properties – The Company owns or controls 72 freestanding retail buildings throughout the United States, either directly or through leases. The buildings are approximately 4,500 square feet and are leased to a variety of tenants including convenience stores, video rental outlets, shoe stores and other small businesses.

•                  Barcelona Apartments – As of September 30, 2007 the Company owned two apartment buildings through equity participating loans to special purpose Spanish corporations. The properties consist of 33 residential units located in Barcelona, Spain. The two buildings were acquired subject to below market leases and the Company has relocated these tenants and is now selling the properties for development.

Software Development and Sales

The Company’s Centrisoft subsidiary develops and sells software that controls and enhances the productivity of enterprise networks and provides first level security against unauthorized applications and users. Centrisoft is marketing its software to potential customers both directly and through re-seller relationships.

Forward Looking Statements

Certain statements contained herein and certain statements contained in future filings by the Company with the SEC may not be based on historical facts and are “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-Looking Statements are based on various assumptions and events (some of which are beyond the Company’s control) and may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Actual results could differ materially from those set forth in Forward-Looking Statements due to a variety of factors, including, but not limited to the Risk Factors identified herein and the following:

•                  economic factors, particularly in the market areas in which the Company operates;

•                  the financial and securities markets and the availability of and costs associated with sources of liquidity;

•                  competitive products and pricing;

•                  the real estate market, including the residential real estate market in Barcelona, Spain;

•                  the ability to sell assets to maintain liquidity;

•                  fiscal and monetary policies of the U.S. Government;

•                  changes in prevailing interest rates;

•                  changes in currency exchange rates;

•                  acquisitions and the integration of acquired businesses;

•                  performance of retail/consumer markets, including consumer preferences and concerns about diet;

•                  effective expansion of the Company’s restaurants in new and existing markets;

•                  profitability and success of franchisee restaurants;

•                  availability of quality real estate locations for restaurant expansion;

•                  the market for Centrisoft’s software products;

•                  credit risk management; and

•                  asset/liability management.

Except as may be required by law, the Company does not undertake, and specifically disclaims any obligation, to publicly release the results of any revisions which may be made to any Forward-Looking Statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. The following financial results should be read in conjunction with the Form 10-Q filed with the Securities and Exchange Commission on November 13, 2007.

FOG CUTTER CAPITAL GROUP INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(dollars in thousands, except share data)

	September 30, 2007	December 31, 2006
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$712	$1,824
Accounts receivable	1,743	1,586
Notes receivable, current portion	556	464
Loans to senior executives	1,129	1,077
Inventories	3,435	2,442
Investments in real estate, held for sale, net	8,830	11,062
Current assets held for sale	—	27
Other current assets	401	525
Total current assets	16,806	19,007

Investments in real estate, net	11,270	11,502
Notes receivable	50	371
Property, plant and equipment, net	10,475	10,576
Intangible assets, net	5,055	5,262
Goodwill	10,526	10,526
Other assets held for sale	—	385
Other assets	1,951	2,171
Total assets	$56,133	$59,800

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued liabilities	$13,068	$10,658
Sales deposits	1,821	1,104
Current liabilities associated with assets held for sale	—	441
Borrowings and notes payable, current portion	11,886	13,453
Obligations under capital leases, current portion	584	608
Total current liabilities	27,359	26,264

Borrowings and notes payable	6,511	2,400
Obligations under capital leases	11,594	11,883
Deferred income	5,111	4,061
Deferred income taxes	—	4,397
Total liabilities	50,575	49,005

Commitments and contingencies

Minority interests in consolidated subsidiaries	893	441
Minority interests in consolidated subsidiaries held for sale	—	130

Stockholders’ Equity:
Preferred stock, $.0001 par value; 25,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.0001 par value; 200,000,000 shares authorized; 11,757,073 shares issued as of September 30, 2007 and December 31, 2006; 7,957,428 shares outstanding as of September 30, 2007 and December 31, 2006	170,397	168,965
Accumulated deficit	(153,723)	(146,732)
Treasury stock, 3,799,645 common shares as of September 30, 2007 and December 31, 2006, at cost	(12,009)	(12,009)
Total stockholders’ equity	4,665	10,224
Total liabilities and stockholders’ equity	$56,133	$59,800

FOG CUTTER CAPITAL GROUP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(dollars in thousands, except share data)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenue:
Restaurant and manufacturing sales	$10,212	$9,810	$29,816	$28,348
Restaurant franchise and royalty fees	599	591	1,706	1,826
Real estate rental income	972	928	2,851	2,978
Total revenue	11,783	11,329	34,373	33,152

Operating costs and expenses:
Restaurant and manufacturing cost of sales	5,709	5,289	17,010	15,753
Real estate operating expense	313	491	1,022	1,163
Engineering and development	360	371	1,091	1,167
Depreciation and amortization	548	475	1,684	1,375
Total operating costs and expenses	6,930	6,626	20,807	19,458

General and administrative expenses:
Compensation and employee benefits	2,254	2,616	9,366	8,218
Professional fees	989	1,014	2,647	2,686
Fees paid to related parties	—	47	—	279
Other	4,043	4,145	12,539	11,092
Total general and administrative expenses	7,286	7,822	24,552	22,275

Non-operating income (expense):
Gain on sale of real estate	13	1,211	13	2,905
Gain on sale of notes receivable	—	—	—	496
Interest income	93	65	197	242
Interest expense	(936)	(746)	(2,704)	(1,875)
Other income (loss), net	(1,250)	467	(1,086)	1,076
Total non-operating income (expense)	(2,080)	997	(3,580)	2,844
Loss before provision for income taxes, minority interests, and equity in income of equity investees	(4,513)	(2,122)	(14,566)	(5,737)

Minority interest in losses	193	5	676	71
Equity in earnings of equity investees	—	—	—	748
Income tax benefit	4,385	1,249	4,385	1,249
Income (loss) from continuing operations	65	(868)	(9,505)	(3,669)

Income (loss) from discontinued operations (including gain on sale of $2,492 for nine months ended September 30, 2007)	—	(7)	2,514	144
Net income (loss)	$65	$(875)	$(6,991)	$(3,525)

Basic earnings (loss) per share from continuing operations	$0.01	$(0.11)	$(1.19)	$(0.46)
Basic earnings per share from discontinued operations	$—	$—	$0.31	$0.02
Basic earnings (loss) per share	$0.01	$(0.11)	$(0.88)	$(0.44)
Basic weighted average shares outstanding	7,957,428	7,957,428	7,957,428	7,957,428
Diluted earnings (loss) per share from continuing operations	$0.01	$(0.11)	$(1.19)	$(0.46)
Diluted earnings per share from discontinued operations	$—	$—	$0.31	$0.02
Diluted earnings (loss) per share	$0.01	$(0.11)	$(0.88)	$(0.44)
Diluted weighted average shares outstanding	7,957,428	7,957,428	7,957,428	7,957,428

Dividends declared per share	$—	$—	$—	$0.13